EXHIBIT 99

Investor Release
FOR IMMEDIATE RELEASE	FOR MORE INFORMATION CONTACT:
11/12/09	Investors: Mary Kay Shaw, 630-623-7559
Media: Heidi Barker, 630-623-3791

McDONALD’S PLAN TO WIN CONTINUES TO DRIVE GROWTH

OAK BROOK, IL – During the Company’s investor meeting today, McDonald’s Corporation Chief Executive Officer Jim Skinner and members of senior management outlined the Company’s priorities to continue to drive growth in sales, market share and returns through a strategic focus on its customers and restaurants under the successful Plan to Win.  This includes plans to open about 1,000 new restaurants and reimage 2,300 existing locations worldwide in 2010.

     CEO Jim Skinner said, "Over the last seven years, we have stayed committed to the Plan to Win and our focus on being better, not just bigger.  This focus has delivered results as we have consistently exceeded our growth targets."

McDonald’s constant currency growth targets are:
•	Average annual sales growth of 3% to 5%;
•	Average annual operating income growth of 6% to 7%; and
•	Return on incremental invested capital in the high teens.

     Skinner continued, "These targets have aligned our System behind growing sales and profitability to generate strong returns.  They are realistic and sustainable for a company our size and keep us focused on making the best decisions for the long term."

     Chief Operating Officer Ralph Alvarez said, "We will continue to pursue opportunities to extend our relevance with a particular emphasis on three key areas:  service enhancements, restaurant reimaging and menu innovation.  With service, we will leverage technology to make it easier for managers and crew to quickly and accurately serve the customer.  To enhance brand perceptions and drive higher sales and returns, we’re accelerating our interior and exterior reimaging efforts around the world.  And we are innovating at every tier of our menu to sustain our momentum and create excitement for our customers."

     Chief Financial Officer Pete Bensen said, "We continue to achieve returns on incremental invested capital that are significantly above our high-teens target, enabling further reinvestment in our business.  Our future opportunities are significant and, given our strong competitive position, we are increasing capital expenditures in 2010 to $2.4 billion for strategic brand differentiating investments, like reimaging."

     Bensen continued, "As we accelerate our better, not just bigger strategy to the next level, I’m confident we will continue to grow free cash flow in the future.  We intend to return all of this cash to shareholders over the long term via dividends and share repurchases.  Through October 2009, we have returned $4.3 billion to shareholders, bringing total cash returned to $15.8 billion under our existing three-year $15 billion to $17 billion target."

     The Company’s preliminary 2010 outlook is for its overall basket of goods cost to be relatively flat in the U.S. and Europe.  In addition, the Company said that currency translation is expected to benefit 2010 earnings per share by 10 to 13 cents based on current exchange rates.

     Skinner concluded, "Today’s market conditions have accentuated our strengths.  The time is ideal for us to further differentiate our brand and grow market share.  We are determined to keep stretching our business, increasing traffic and becoming more relevant to a growing number of customers around the world."

Upcoming Communication
     McDonald’s tentatively plans to release November sales before the market opens on December 8, 2009.

     McDonald's is the leading global foodservice retailer with more than 32,000 local restaurants in more than 100 countries.  About 80% of McDonald's restaurants worldwide are owned and operated by franchisees.  Please visit our website at www.aboutmcdonalds.com to learn more about the Company.

Forward-Looking Statements
     This release contains certain forward-looking statements, which reflect management’s expectations regarding future events and operating performance and speak only as of the date hereof.  These forward-looking statements involve a number of risks and uncertainties.  The factors that could cause actual results to differ materially from our expectations are detailed in the Company’s filings with the Securities and Exchange Commission, such as its annual and quarterly reports and current reports on Form 8-K.

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